UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 28, 2006

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Amendment and Conversion

On December 28, 2006, Modtech Holdings, Inc. (the "Company''), entered into an Amendment and Waiver letter agreement (the "Amendment") with Laurus Master Fund, Ltd. (the "Purchaser") pursuant to which the conversion price of the $5 million convertible note issued to the Purchaser by the Company on October 31, 2006 (the "Convertible Note") was reduced to $3.57 per share. Concurrently with the execution of the Amendment, the Purchaser converted $3,534,300 of the principal amount of the Convertible Note into 990,000 shares of the Company's common stock (the "Shares"). Pursuant to the Amendment, the remaining principal balance of the Convertible Note will be converted into shares on the 61st day following the date the Amendment was executed.

Secured Term Note and Warrant

In connection with the Amendment, the Company entered into a Securities Purchase Agreement with the Purchaser on December 28, 2006 (the "Purchase Agreement") pursuant to which it issued and sold to the Purchaser a Secured Term Note in the original principal amount of $5 million (the "Note") and a Common Stock Purchase Warrant to purchase 192,029 shares at an exercise price of $5.06 per share, 192,029 shares at an exercise price of $5.29 per share, and 192,028 shares at an exercise price of $6.53 per share.

The Note

The Note bears interest at an adjustable rate equal to the prime rate as published in the Wall Street Journal, plus 2.5%. The Note's interest rate will be adjusted with each adjustment in the prime rate. Principal payments of $104,166.66, plus accrued interest, will commence April 1, 2007 and continue on the same day of each month until the final payment of principal and accrued interest which is due December 28, 2009. The Note may be prepaid in whole, but not in part, at any time by paying the holder 124% of the then aggregate outstanding principal balance and accrued interest. The Note is secured by substantially all of the Company's assets.

Amounts owed under the Note may be accelerated and are subject to default rate interest charges under various circumstances, including, but not limited to, the failure to make principal or interest payments when due under the Note, breaches of certain covenants, representations, conditions and warranties set forth in the Note and Purchase Agreement, including, without limitation, the failure to maintain on a monthly basis at least $9 million in cash and eligible accounts receivable, the occurrence of certain insolvency or bankruptcy events affecting the Company, a change of control in the Company, and certain judgments, liens and attachments in excess of permitted amounts.

The Purchase Agreement contains certain negative covenants, including, without limitation, restrictions on the Company's ability to, among other things, pay dividends, incur debt, or change its business.

The Warrant

The Warrant is exercisable at any time up to December 28, 2013. The exercise price of the Warrant and the number of shares issuable upon exercise of the Warrant will be adjusted in the event the Company issues a stock dividend, subdivides its shares or combines its shares.

Amended and Restated Registration Rights Agreement

In connection with the partial conversion of the Convertible Note and the issuance of the Warrant, on December 28, 2006, the Company and the Purchaser amended and restated the Registration Rights Agreement, dated October 31, 2006, (the "Amended and Restated Registration Rights Agreement") to include, in addition to the shares previously covered by the Registration Rights Agreement, the resale of the additional shares issued and issuable upon conversion of the Convertible Note following the adjustment to the conversion price and the shares issuable upon exercise of the Warrant.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above regarding the Purchase Agreement, the Note and the Warrant is hereby incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information provided in Item 1.01 above regarding the issuance of Shares upon partial conversion of the Convertible Note and the issuance of the Note and Warrant pursuant to the Purchase Agreement is hereby incorporated into this Item 3.02 by reference. The Company did not receive any proceeds from the issuance of the Shares or Warrant.

The issuance of the Shares, Note and the Warrant was made in reliance upon the exemption from registration set forth in Section 4(2) and Regulation D of the Securities Act of 1933. The offer and sale of the securities was conducted without general solicitation or advertising and made only to a single "accredited investor" under Rule 501 of Regulation D. The Shares issued and the shares to be issued upon exercise of the Warrant will be registered for resale under the Securities Act of 1933 pursuant to the Amended and Restated Registration Rights Agreement described in Item 1.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Description

99.1	Amendment and Waiver Agreement, dated December 28, 2006
99.2	Securities Purchase Agreement, dated December 28, 2006
99.3	Secured Term Note, dated December 28, 2006
99.4	Common Stock Purchase Warrant, dated December 28, 2006
99.5	Amended and Restated Registration Rights Agreement, dated December 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 4, 2007

Modtech Holdings, Inc.

By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer

Index to Exhibits
Exhibits

Number	Description

99.1	Amendment and Waiver Agreement, dated December 28, 2006
99.2	Securities Purchase Agreement, dated December 28, 2006
99.3	Secured Term Note, dated December 28, 2006
99.4	Common Stock Purchase Warrant, dated December 28, 2006
99.5	Amended and Restated Registration Rights Agreement, dated December 28, 2006